Exhibit 99.1

Tronox Hosts 2022 Investor Day

Increases the bottom-end of the range for its 2022 financial outlook and introduces 2025 financial goals

STAMFORD, Conn., June 16, 2022 /PRNewswire/ -- Tronox Holdings plc (NYSE: TROX), the world’s leading integrated manufacturer of titanium dioxide pigment, will host its 2022 Investor Day event today in-person at the New York Stock Exchange and virtually. The onsite event is at capacity and only pre-registered attendees will be allowed entry. A live webcast is available to the public at https://tronox-holdings-virtual-investor-day.open-exchange.net. The presentation will begin promptly at 8:30 a.m. ET and is expected to conclude by 12:00 p.m. ET. As part of the event, members of the senior leadership team will discuss the Company’s market opportunities, competitive advantages, operations, ESG achievements and goals and long-term strategy, as well as provide an update with respect to certain financial information and host question and answer sessions.

“We are excited to provide an update on the transformational progress that Tronox has made since our last Investor Day in 2019,” said John D. Romano, co-chief executive officer. “Our margin stability program and high degree of vertical integration have proven to be significant competitive advantages, particularly in the current market environment.”

Jean-François Turgeon, co-chief executive officer, added, “Our clearly differentiated strategy enables us to maintain our status as a world-class operator, which is demonstrated by our successful execution track record and our commitment to safety, sustainability and operational excellence. Our history of robust financial performance, including delivering over 20 consecutive quarters with an adjusted EBITDA margin of greater than 20%, has allowed us to set ambitious financial milestone goals for 2025, which we will elaborate on today.”

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In connection with the event, Tronox increased the bottom-end of the range for its full-year 2022 financial outlook as follows:

•	Adjusted EBITDA of $1.075 billion to $1.125 billion

•	Adjusted EPS of $3.15 to $3.59

•	Free cash flow greater than or equal to $300 million

Additionally, Tronox provided new full-year 2025 financial milestone goals as follows:

•	Adjusted EBITDA of $1.3 billion to $1.5 billion, with margins of 30% or greater

•	Free cash flow of $750 million to $850 million or more

•	Gross debt of less than $2 billion by year end 2025 and a net leverage ratio of 1.0x to 1.5x

The presentation used during the event will be made available at http://investor.tronox.com at the beginning of the webcast.

Webcast Replay: Available for 90 days following the live event, via https://investor.tronox.com.

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About Tronox

Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements
Statements in this this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business, anticipated costs and benefits of project newTRON and Atlas Campaspe and the Company’s anticipated capital allocation strategy. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures; political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The release of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. For the Company’s guidance with respect to full-year 2022 and 2025 non-U.S. GAAP financial measures, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Media Contact: Melissa Zona +1.636.751.4057

Investor Contact: Jennifer Guenther +1.646.960.6598

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